Exhibit 10.1

Compex Technologies
FY 2005 Management Incentive Plan
Company Financial Performance Bonus Metrics

The tables below outline the threshold, target, and maximum bonus metrics for FY 2005. As there are some final adjustments being made to the numbers to reflect changes in A.R. reserves and the differed revenue for rental equipment the final numbers will adjusted to reflect the final internal budget.

There are several overlying factors that impact the program. These are:

•	Company financial performance metrics for FY 2005 include both corporate and division operating income and revenue metrics. The Towers Perrin compensation analysis and report recommended that this be based solely on corporate earnings. The compensation committee and the board have chosen to include corporate revenue and division earnings and revenue as part of the objective for FY 2005 because there is a major emphasis on growing certain portions of the business and this growth in FY 2005 was deemed to be as or nearly as important as earnings. There is no assurance that future years objectives will be based on any parameter other than corporate earnings.

•	Total corporate Operating income must be at least 80% of budget for any of the company financial bonus elements to pay out. For example if total corporate operating income is below 80% of plan but revenue is at the target level then there is no payout of a revenue bonus.

•	While the tables show values for threshold, target and maximum bonus objectives, the bonus earned and paid is a continuum. For example if actual operating income for the year was 50% of the way between target and maximum then the bonus paid would be 50% between the target and maximum bonus amount.

•	All earnings and revenue numbers assume that there are no acquisitions. The compensation committee, with the approval of the full board, may adjust these numbers to reflect the impact of an acquisition.

•	The compensation committee, with the approval of the full board, may adjusted any earnings or revenue objective, either up or down, to reflect the impact of significant external factors that are outside of the control and influence of management.

Exchange Rate Assumption:

•	Budgeted Dollar to Euro rate of 1.1 to 1.0 will be used for all bonus calculations

Management Incentive Bonus Metrics

Officers:

          30% of target tied to personal objectives

          70% tied to corporate performance (see below)

Corporate	Threshold	Target	Maximum
Weight	40% weight	40% weight	40% weight
% of	30%	40%	80%
Target
Payout	85% of Budget	Budget	115% of Budget
Operating Income
Weight	30% weight	30% weight	30% weight
% of	15%	30%	60%
Target
Payout	90% of Budget	Budget	110% of budget
Total Revenue

Note:

Operating Income must be at least 80% of budget for the other elements to pay out. There is no Total Revenue bonus if Operating Income is below 80% of budget.

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